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                               THE BIBB COMPANY
                     EXECUTIVE DEFERRED COMPENSATION PLAN
                          EFFECTIVE JANUARY 1, 1983,
                           REVISED JANUARY 1, 1989,
                            REVISED JANUARY 1, 1992

Preamble
--------
     The purpose of this Plan is to provide all Eligible Executives of The Bibb Company the opportunity of deferring compensation until a later date.

Section 1.                 Definitions
                           -----------
     "Average Cost of Funds" means the sum of the weekly "Cost of Funds" as defined below, divided by the number of weeks in the quarterly period. The quarterly periods shall be based on the calendar quarters ending on March 31, June 30, September 30 and December 31 of each calendar year.

     "Board" means the Board of Directors of The Bibb Company.

     "Committee" means the Compensation Committee of the Board of Directors.

     "Company" means The Bibb Company.

     "Company Contribution" means the amount that the Company contributes to a Participant's account over and above the Participant's Deferred Compensation.

     "Company Contribution Account" means the account or accounting entry which represents the total amount of Company Contributions with respect to each Participant, adjusted from time to time as provided in the Plan.
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     "Cost of Funds" means either the Effective Borrowing Rate to the Company if the Company is in a borrowing position or the Investing Rate if the Company is in an investing position. The Company shall, for purposes of this Plan, be in a borrowing position if at any time during any calendar quarter the Company is obligated to any bank or other financial institution for any debt with a maturity less than one year; if the Company is not so obligated, then the Company shall be in an investing position for any such calendar quarter.

     "Deferred Compensation" means all base salary and EBBIT (Earnings before Bonuses, Interest and Taxes) Bonus Plan Awards elected by the Participant to be deferred.

     "Deferred Compensation Account" means the account or accounting entry which represents the total amount of Deferred Compensation with respect to each Participant, adjusted from time to time as provided in the Plan.

     "Deferred Compensation Election Form" means the form by which Eligible Executives elect to become Participants.

     "Effective Borrowing Rate" means the Company's average cost to secure short term bank financing for periods of less than one year, for any such calendar quarter.

     "Eligible Executive" means an employee of the Company designated by the Board of Directors to be eligible to participate in the Plan.

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     "Investing Rate" means the average effective rate of return on investments of the Company with maturities less than one year, for any such calendar quarter.

     "Participant" means an Eligible Executive who is participating in the Plan.

     "Plan" means the Executive Deferred Compensation Plan as described herein and as amended from time to time.

Section 2.                Participation
                          -------------
     Each Eligible Executive who receives compensation for service as an employee shall be eligible to participate in the Plan. Each Eligible Executive must make a valid election by executing and filing with the Committee, before the commencement of such calendar year (or in the case of a new Eligible Executive, before the commencement of his employment in such calendar year).

     Such election shall:
     (a) be valid if and only if it (i) contains a statement that the Eligible Executive elects to defer amounts in hundred dollar increments, but not more than 50% of the compensation due him for service as Executive; and/or (ii) contains a statement that the Eligible Executive elects to defer a stated percentage of his EBBIT Bonus Plan Award; or (iii) contains a statement that the Eligible Executive only elects to receive the Company Contributions;

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     (b) apply to such calendar year during all, or part, of which the
Participant remains eligible, until the calendar year following the calendar year in which the Participant files with the Committee a revised Deferred Compensation Election Form or a written revocation of the election within such calendar year; in the event a Participant files a written revocation within such Plan Year, both the Deferred Compensation Amount and Company Contribution being contributed on behalf of any such Participant shall automatically cease and the Participant shall not be eligible to participate in the Plan for the remainder of such calendar year.

     (c) with respect to each such calendar year to which it applies pursuant to
(b) above, be irrevocable as to all matters described in (a) above, upon commencement of each such calendar year, subject only to modification by the Committee in the event of severe financial hardship as provided in Section 3 below.

     (d) specify that the Participant's Deferred Compensation shall be paid to him in a lump sum or the number of monthly installments (60, 90 or 120) over which such Deferred Compensation shall be paid pursuant to Section 3(a) below;

     (e) in addition to the Participant's voluntary Deferred Compensation, the Company may contribute an amount, expressed as a percentage of the Participant's base salary before any other deferrals. The Company Contribution will be established at the

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discretion of the Board and may be changed with respect to any Participant on a prospective basis at any time during the calendar year.

     Upon receipt of an Eligible Executive's Deferred Compensation Election Form, the Committee shall establish an individual Deferred Compensation Account and Company Contribution Account for such Eligible Executive and each month shall credit to his account the amount of such compensation that Executive has elected to be deferred which would have otherwise been payable to such Executive for the calendar year to which the election applies and the amount of the Company Contribution with respect to such Participant for any such month.

Section 3.  Payment of Deferred Compensation and Method of Computation
            ----------------------------------------------------------
     (a) Payments of Deferred Compensation (except as provided in the case of severe financial hardship under Section 3(c)) shall commence on the first day of the second month following termination of the Participant's status as an employee due to resignation, disability, retirement, death or otherwise.
Payment shall be made in a lump sum or in 60, 90 or 120 equal monthly installments as previously elected by the Participant; notwithstanding any election by the Participant, in the case of resignation, payments may, at the Committee's option, be made in 60 equal monthly installments to the Participant.

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          In the event that the Participant, his spouse, or any minor child of the Participant (or, if applicable, the beneficiary) incurs a severe financial hardship, the Committee, in its absolute discretion, may revise the payment schedule, notwithstanding any election by the Participant. Such severe financial hardship shall include, but not be limited to, any tuition or other education expenses, hospitalization, or other medical expense, mortgage payment, clothing, food or support payments or any other expenses which, in the Committee's discretion, would result in financial ruin to the Participant.

     (b) The amounts to be paid to a Participant (or beneficiary or personal representative) pursuant to Section 3(a) hereof shall be computed and paid in accordance with the following procedures (subject only to modification by the Committee in the event of severe hardship).

          Interest will accrue, on a compounded basis, at the "Average Cost of Funds" to the Company, on the last day of each calendar quarter, with respect to the Deferred Compensation Account and the Company Contribution Account of each Participant. During the payout period, interest will accrue on the declining balance of the Deferred Compensation Account and the Company Contribution Account of each Participant on the last day of each calendar quarter at the "Average Cost of Funds" to the Company

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and will be distributed in the form of cash as soon as practical thereafter on a quarterly basis.

     (c) If a Participant's Deferred Compensation Account and Company Contribution Account, combined, is $10,000, or less, on the date distribution is scheduled to commence under Section 3(a), such account balance may be distributed in a lump sum, at the discretion of the Committee, notwithstanding any election by the Participant.

Section 4.   Death of Participant
             --------------------
     In the event of the death of a Participant, all amounts, if any, from his Deferred Compensation Account and Company Contribution Account shall be paid to such beneficiary as the Participant has designated in writing on the latest valid Election Form of the Participant, or in the absence of such designation, to his personal representative. Payment of the amount deferred by the Participant or contributed by the Company for any calendar year shall be made in accordance with the executed Deferred Compensation Election Form for any such calendar year.

Section 5.   Administration of the Plan - Committee
             --------------------------------------
     This Plan shall be administered by the Compensation Committee of the Board. The Committee shall act by vote or by written consent of a majority of its members. The Plan may be amended, modified, or terminated by the Board except that no such

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action shall (without the consent of the Participant, or as applicable, his beneficiary, or personal representative) alter the rights of a Participant with respect to Compensation earned and deferred, including any increase thereof pursuant to this Plan, or any Contributed Amount by the Company, prior to the date of such amendment, modification, or termination.

Section 6.   Participant's Rights Unsecured
             ------------------------------
     The right of a Participant to receive any distribution hereunder shall be an unsecured claim against the general assets of the Company. Assets, if any, which may be set aside by the Company for accounting purposes shall not in any way be held in trust for, or be subject to, any prior claim by a Participant, his beneficiary, or personal representative. Neither the Company nor the Committee shall have any duty whatsoever to invest any amounts credited to any Deferred Compensation Account or Company Contribution Account.

Section 7.   Forfeiture and Reduction
             ------------------------
     Notwithstanding anything contained herein to the contrary, if a Participant terminates employment prior to the fifth anniversary of his Date of Hire with the Company for any reason other than death or disability, his Company Contribution Account, including Accrued Interest attributable thereto, will be forfeited in its entirety. If a Participant terminates

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employment for any reason after attaining age 60, his Company Contribution
Account will not be subject to forfeiture.

     If a Participant is indebted to the Company at the time of termination of employment, then the amount payable under this Plan to the Participant shall be reduced by the debt of the Participant, in which case the debt shall be deemed satisfied.

Section 8.   Alienation
             ----------
     No amount, the payment of which has been deferred by the Participant or contributed by the Company under this Plan, shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber, levy or charge the same shall be void; nor shall any such amount be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit.

Section 9.   Employment Contract
             -------------------
     A Participant's participation in the Plan shall not constitute an employment contract, and the Company shall have the right at any time to terminate his employment, with or without cause, to reduce his cash compensation or to take such other action in connection with his employment as the Company deems appropriate without regard to this Plan, including the right to reduce or terminate Company Contributions on his behalf at any

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time.  The Company shall be authorized to withhold any federal income tax from any deferred compensation payment, as required by law.

Section 10.  Consent
             -------
     Each Participant shall be deemed conclusively to have accepted and consented to all terms of this Plan, and all actions or decisions made by the Company, the Board, or the Committee with regard to the Plan. Such terms and conditions apply to the beneficiaries and personal representative of each Participant.

     This _____ day of ________________________, 1991.
                                   THE BIBB COMPANY



                                   By:  /s/ Alan V. Davis
                                        ------------------------
                                             Chairman
                                             Compensation Committee

                                   Attest:  /s/ Lowell Belk
                                            --------------------
                                             Vice-President
                                             and Secretary

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